Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces

First Quarter 2018 Financial Results

VANCOUVER, British Columbia, May 8, 2018 — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ:AQXP), a clinical-stage pharmaceutical company discovering and developing novel drug candidates to treat inflammation, inflammatory pain, and blood cancers, today provided a corporate update and reported financial results for the first quarter ending March 31, 2018.

“The first quarter was important as we surpassed recruitment targets and completed enrollment of the LEADERSHIP 301 Phase 3 clinical trial in subjects with interstitial cystitis/bladder pain syndrome (IC/BPS),” said David Main, President & CEO of Aquinox. “IC/BPS remains an area of high unmet medical need with few effective treatments available. We remain on track for sharing the topline results of this trial in Q3.”

Business Highlights

LEADERSHIP 301 Topline Data Analysis. Aquinox completed enrollment of its LEADERSHIP 301 Phase 3 clinical trial of rosiptor in IC/BPS in February 2018. Topline data are on track for announcement in Q3 2018. LEADERSHIP 301 is a three-arm, multicenter, randomized, double-blind, placebo-controlled Phase 3 clinical trial assessing the effect of once-daily rosiptor 100 mg and rosiptor 200 mg on bladder pain and urinary symptoms when compared with placebo in female and male subjects with IC/BPS.

Planned Initiation of Phase 2 Trial with Rosiptor in CP/CPPS. Aquinox is on track to initiate a Phase 2 proof-of-concept clinical trial with rosiptor in male subjects with Chronic Prostatitis Syndrome / Chronic Pelvic Pain Syndrome (CP/CPPS) in Q2 2018. This 12-week, randomized, double-blind, placebo-controlled clinical trial will evaluate the efficacy and safety of once-daily rosiptor 200 mg versus placebo in approximately 100 male subjects with CP/CPPS at study sites in the US and Canada.

AACR Poster Presentation. Aquinox, in collaboration with researchers from the University of Southampton in the United Kingdom, presented the poster “Development of pelorol analogues to activate the SHIP1 lipid phosphatase; a novel paradigm to suppress B-cell receptor signaling in human B-cell cancers” last month at the annual meeting of the American Association for Cancer Research, in Chicago, Illinois.

Executive Change. Ms Abigail Jenkins, Chief Commercial Officer, will resign her position on May 11, 2018 for family reasons. Abbey has been instrumental in our commercial planning for rosiptor and will be missed. The Company intends to initiate a search for a replacement Chief Commercial Officer.

Summary of Financial Results

Cash Position. Cash, cash equivalents, and short-term investments totaled $92.7 million as of March 31, 2018, compared to $108.1 million as of December 31, 2017. The decrease was primarily the result of the ongoing expenditures related to our LEADERSHIP 301 clinical trial in IC/BPS. Aquinox expects its cash, cash equivalents, and short-term investments to be sufficient for additional clinical development, manufacturing, preclinical, and pre-commercial and market assessment activities. Aquinox continues to expect that its cash-on-hand will carry it at least to mid-2019.

R&D Expenses. Research and development expenses for the first quarter of 2018 increased to $10.5 million from $5.8 million in the first quarter of 2017. This increase was primarily driven by increased clinical activities as Aquinox continued its LEADERSHIP 301 clinical trial with rosiptor in IC/BPS.

G&A Expenses. General and administrative expenses for the first quarter of 2018 increased to $4.3 million from $2.7 million for the first quarter of 2017. This increase was primarily driven by higher personnel related costs, and pre-commercial and market assessment activities.

Net Loss. Net loss for the first quarter of 2018 was $14.6 million compared to a net loss of $8.3 million in the first quarter of 2017. This increase was primarily driven by increased operating expenditures as Aquinox continued its LEADERSHIP 301 clinical trial of rosiptor in IC/BPS.

About Interstitial Cystitis/Bladder Pain Syndrome

Interstitial cystitis/bladder pain syndrome (IC/BPS) is a debilitating condition marked by chronic bladder pain and urinary symptoms. Patients may experience recurring pain, pressure, and/or discomfort perceived to be related to the urinary bladder as well as urinary frequency, urgency, and/or nocturia. The pain often worsens upon bladder filling and may be relieved upon bladder emptying. Many patients living with IC/BPS report that it takes a physical, emotional, and psychological toll, greatly impacting employment and social and intimate relationships. There are currently few FDA approved and/or effective treatment options for IC/BPS. Only about 1M of the 5.5M adults in the United States with symptoms of IC/BPS have been diagnosed or are receiving treatment.

About Chronic Prostatitis/Chronic Pelvic Pain Syndrome (CP/CPPS)

CP/CPPS is a urological condition characterized by chronic pelvic pain and voiding symptoms withoutevidence of urinary tract infection. Symptoms may include pelvic pain, urinary symptoms, and sexual dysfunction. Estimates suggest up to 5M males in the United States have symptoms of CP/CPPS yet only about 1M of these patients are diagnosed and treated. There are currently no FDA approved and/or effective treatment options for CP/CPPS, and few treatments in development.

About Rosiptor

Rosiptor (AQX-1125), Aquinox’s lead drug candidate, is a first-in-class, once-daily, oral treatment being studied for its effects on inflammation and inflammatory pain. Rosiptor has a novel mechanism of action, activating SHIP1 (SH2-containing inositol-5’-phosphatase 1), an enzyme that serves to down-regulate inflammation through its role in the PI3K signaling pathway. Rosiptor has been generally well tolerated in multiple completed clinical studies, with more than 395 subjects dosed.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company developing novel therapeutics for chronic urological conditions marked by inflammation and pain. Aquinox’s lead drug candidate, rosiptor (AQX-1125), is in Phase 3 development for the treatment of patients with interstitial cystitis/bladder pain syndrome (IC/BPS), a condition for which there are currently few FDA approved and/or effective treatment options. Aquinox is focused on leveraging its library of novel compounds that activate SHIP1 to develop therapeutics for application in inflammation, inflammatory pain, and blood cancers. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: development of rosiptor (AQX-1125), LEADERSHIP 301, availability of top-line data, initiation of additional clinical trials and expected sufficiency of cash-on-hand. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: clinical drug development is a lengthy and expensive process with an uncertain outcome; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for rosiptor (AQX-1125) or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of rosiptor (AQX-1125) or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of rosiptor or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and subsequent filings, filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Info:

Brendan Payne

Associate Director, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.901.3019

ir@aqxpharma.com

Bill Kadel

Vice President

Solebury Trout

646.378.2934

bkadel@troutgroup.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	MARCH 31, 2018	DECEMBER 31, 2017
Assets

Cash, cash equivalents and short-term investments	$ 92,660	$ 108,085

Other current assets	1,563	740

Other long-term assets	1,400	1,504

Total assets	$ 95,623	$ 110,329

Liabilities

Current liabilities	$ 9,355	$ 10,956

Non-current liabilities	443	486

Total liabilities	9,798	11,442

Stockholders’ equity	85,825	98,887

Total liabilities and stockholders’ equity	$ 95,623	$ 110,329

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED MARCH 31,

	2018	2017
Operating expenses

Research and development	$ 10,508	$ 5,777

General and administrative	4,309	2,745

Total operating expenses	14,817	8,522

Other income, net	194	206

Net loss	$ (14,623)	$ (8,316)

Net loss per common stock - basic and diluted	$ (0.62)	$ (0.36)

Basic and diluted weighted average number of common stock outstanding	23,480,757	23,423,150